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EXHIBIT 99.2

                                  PRESS RELEASE

June 30, 2000 - All Star Gas Corporation offers to exchange, and solicits consents to amendment of, its 9% Subordinated Debentures Due 2007 (the "Notes").

         All Star Gas Corporation announced today that it is offering to exchange an aggregate principal amount of up to $9,729,000 of its 9% Accruing Subordinated Debentures Due 2007 for a like principal amount of its issued and outstanding Notes and soliciting consents to the amendment of the indenture governing the Notes. Consummation of the offer is subject to several conditions including the amendment of the indenture governing the Notes and the receipt of consents from the holders of 66 2/3% in aggregate principal amount of the outstanding Notes not owned by All Star Gas Corporation or its affiliates. No assurance can be given that the transaction will be completed as proposed.

         This Press Release includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. There can be no assurance that such expectations will prove to be correct. Investors and prospective investors should read this Press Release in conjunction with the Company's periodic reports filed with the Securities and Exchange Commission.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417- 532-3103.